EXECUTION COPY

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT ("First Amendment") is entered into as of March 16, 1999 between ACE Bermuda Insurance, Ltd., an insurance company licensed and registered under the laws of the Islands of Bermuda (the "Purchaser"), and Capital Re Corporation, a Delaware corporation (the "Company").

                             Background and Purpose

     The Purchaser and the Company are parties to that certain Stock Purchase Agreement dated as of February 19, 1999 (the "Agreement") pursuant to which the Purchaser agreed to purchase and the Company agreed to issue shares of the Company's common stock, $.01 par value per share (the "Common Stock"). The parties hereto have agreed to amend certain provisions contained in the Agreement and have therefore agreed to enter into and perform this First Amendment.

     NOW, THEREFORE, in consideration of the continuance of the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound thereby, hereby agree as follows:

                                    Agreement

     1. Definitions. All capitalized terms used in this First Amendment shall have the meanings given them in the Agreement.

     2. Amendment to Purchase Price Determination. Section 2 of the Agreement is hereby deleted in its entirety and the following inserted in place thereof:

     "2. SALE AND PURCHASE OF SHARES

          On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, that number of shares of Common Stock (the "Shares") equal to $75,000,000 (the "Purchase Price") divided by the lesser per share price of: (a) the fully diluted book value per share of the Common Stock at December 31, 1998, determined from the Company's 1998 audited financial statements as described in Section 2 of the Disclosure Schedule ($18.87) and (b) the average of the five highest consecutive



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     closing  prices of the Common  Stock  between  March 12, 1999 and April 15,
     1999 inclusive, as reported on the New York Stock Exchange composite tape. At the Closing, the Purchaser shall deliver to the Company the amount of $75,000,000 by wire transfer of immediately available funds, and the Company will deliver to the Purchaser one or more stock certificates, as the Purchaser may request, registered in the name of the Purchaser or
     otherwise   as  the   Purchaser   may   direct,   evidencing   the  Shares.
     Notwithstanding the foregoing, in no event will the number of Shares exceed 19.9% of the total number of shares of Common Stock outstanding immediately prior to the Closing (the "Maximum Amount"). In the event the number of Shares to be issued on the date selected for Closing would exceed the Maximum Amount, the Company shall, at the Purchaser's option and upon the written request of the Purchaser, issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Maximum Amount of Shares, and the Purchase Price shall be adjusted in accordance with the applicable per share price as determined under the formula set forth in the first sentence of this Section 2. In the event that the Purchaser does not exercise the option set forth in the prior sentence, the Closing will not occur, this Agreement shall be immediately terminated and no party shall be under any further obligation to the other."

     3. Amendment to Board Nominee Covenant. Section 4.6 of the Agreement is hereby retitled "Board Nominees" and paragraph (a) thereof is hereby deleted in its entirety and the following inserted in place thereof:

          "(a) The Company covenants that the Company will nominate and recommend as a candidate for election to the Board of Directors, so long as the Purchaser (and/or its Affiliates) holds at least 8% of the Total Voting Power, two individuals, in each case such individuals to be reasonably acceptable to the then current Board of Directors of the Company and to be designated in writing by an executive officer of the Purchaser, provided that any executive officer of Purchaser shall be presumed to be acceptable. In the event Purchaser is entitled to designate such nominees between regular annual stockholder meetings, the Company will take such action as is required (including, if necessary, increasing the size of its Board of Directors) to appoint such nominees to the Board of Directors to serve until the next annual stockholders meeting."

     4. Deletion of Standstill Provision. The phrase "Standstill Provisions;" is hereby deleted from the title of Section 7 and the third line of Section 10.1 of the Agreement and Section 7.1 of the Agreement is hereby deleted in its


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entirety.  All  definitions  of terms in Exhibit A that relate solely to Section
7.1 of the Agreement are also hereby deleted in their entirety.

     5. Waiver of Condition Precedent. Purchaser hereby waives fulfillment of the condition precedent set forth in the first clause of Section 3.2(e) of the Agreement relating to the financial strength rating affirmation by Moody's Investor Services, Inc.

     6. Continuance of Agreement. Except as specifically amended hereby, the terms, conditions, provisions and agreements contained in the Agreement shall be and remain in full force and effect, unchanged, unamended and unaltered in any way or manner whatsoever.

     7. Counterparts. This First Amendment may be executed by the parties hereto in one or more counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment, or have caused this First Amendment to be duly executed on their behalf, as of the day and year first above written.


                                          PURCHASER:

                                          ACE BERMUDA INSURANCE, LTD.



                                          By: /s/ Christopher Z. Marshall
                                             ---------------------------------
                                          Christopher Z. Marshall, Director


                                          COMPANY:

                                          CAPITAL RE CORPORATION



                                          By: /s/ Jerome F. Jurschak
                                             ---------------------------------
                                          Jerome F. Jurschak
                                          Chairman and Chief Executive Officer




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